Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
October 19, 2012	President and CEO
or
Keith A. Simpson
Vice President and CAO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES FIRST QUARTER ENDED SEPTEMBER 30, 2012 NET INCOME AND EARNINGS PER SHARE

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $385 thousand or $0.19 per diluted share, for the three months ended September 30, 2012 as compared to net income of $410 thousand or $0.20 per diluted share for the same period in 2011. The $25 thousand decrease in net income during the quarter was primarily attributable to a $215 thousand decrease in net interest income, which was partially offset by a $112 thousand decrease in income tax expense, a $44 thousand decrease in non-interest expense, a $29 thousand increase in non-interest income, and a $5 thousand change in the recovery of loan losses. The decrease in net interest income is attributable to a $250 thousand decrease in interest income, which was partially offset by a $35 thousand decrease in interest expense. The decrease in interest income was primarily attributable to lower realized yields and volumes on the Company’s loan portfolio, which was partially offset by higher averages balances of interest earning financial assets, when compared to the same period in 2011. The decrease in loan volumes were primarily attributable to lower construction loans outstanding, payoffs on non-accrual loans and repayments on performing loans in excess of originations. The decrease in the yield on loans was principally attributable to lower outstanding loan balances. The quarter ended September 30, 2011 also included nonrecurring collection of past due interest and late charges of approximately $110 thousand. The decrease in interest expense was primarily attributable to lower average balances of fixed-rate legacy long-term FHLB borrowings and lower rates paid on the Company’s interest bearing liabilities during the quarter ended September 30, 2012, when compared to the same period in 2011. The decrease in non-interest expense was primarily attributable to decreases in charitable contributions which are eligible for PA tax credits, and decreases in federal deposit insurance expense, legal expense, and real estate owned expenses, when compared to the same period in 2011. The decrease in income tax expense was primarily attributable to lower levels of taxable income and the use of PA tax credits. The increase in non-interest income was primarily attributable to the absence of a $24 thousand other-than-temporary impairment charge on one private-label mortgage-backed security recorded in the quarter ended September 30, 2011.

Market interest rates continued to remain low by historical standards throughout the quarter ended September 30, 2012. In response to this environment, the Company continued to increase the available for sale investment allocation and grow the U.S. Government agency floating rate mortgage-backed securities segment of the balance sheet. These actions allowed us to significantly bolster balance sheet liquidity and further strengthen our Tier 1 leverage capital ratio from 11.14% at June 30, 2012 to 11.27% at September 30, 2012. As market conditions improve, we anticipate growing our asset base.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	September 30, 2012 (Unaudited)	June 30, 2012 (Unaudited)
Total assets	$296,854	$273,341
Cash and Cash Equivalents	2,562	2,506
Certificates of Deposits	846	846
Investment securities available-for-sale	81,382	57,620
Investment securities held-to-maturity	77,880	82,400
Mortgage-backed securities held-to-maturity	84,699	79,086
Net loans receivable	38,704	39,433
Deposits	141,674	142,173
FHLB advances: long-term	17,500	17,500
FHLB advances: short-term	105,438	79,270
Equity	31,109	30,413
Book value per share — Common Equity	15.12	14.78
Book value per share — Tier I Equity	15.60	15.45
Annualized Return on average assets	0.54%	0.55%
Annualized Return on average equity	5.04%	4.75%
Tier I leverage ratio	11.27%	11.14%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended September 30, (Unaudited)
	2012	2011
Interest income	$1,617	$1,867
Interest expense	372	407

Net interest income	1,245	1,460
(Recovery of) provision for loan losses	(24)	(19)

Net interest income after (recovery of) provision for loan losses	1,269	1,479
Non-interest income	130	101
Non-interest expense	933	977

Income before income tax expense	466	603
Income taxes	81	193

NET INCOME	$385	$410

EARNINGS PER SHARE:
Basic	$0.19	$0.20
Diluted	$0.19	$0.20

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	2,057,930	2,057,930
Diluted	2,057,930	2,057,930